Exhibit 99.2

VASCO Data Security International, Inc.

Q3 2016 Earnings Conference Call

Edited Transcript

October 27, 2016

CORPORATE PARTICIPANTS

John Gunn VASCO Data Security International Inc - VP, Corporate Communications

Ken Hunt VASCO Data Security International Inc - Chairman, Founder, CEO

Mark Hoyt VASCO Data Security International Inc - CFO

CONFERENCE CALL PARTICIPANTS

Joe Maxa Dougherty & Company - Analyst

Matthew Galinko Sidoti & Company, LLC - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the VASCO Data Security International Inc. Q3 and Full Year 2016 Earnings Conference Call. (Operator Instructions)

I would now like to turn the conference over to John Gunn, Vice President of Corporate Communications. Please go ahead.

John Gunn - VASCO Data Security International Inc - VP, Corporate Communications

Hello, everyone, and thank you for joining the VASCO Data Security Third Quarter 2016 Earnings Conference Call. My name is John Gunn, and I’m the Vice President of Corporate Communications.

This call is being broadcast over the Internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com.

With me on the call today and speaking first will be Ken Hunt, VASCO’s Chairman, Founder and Chief Executive Officer; and then Mark Hoyt, our Chief Financial Officer.

This afternoon, after market closed, VASCO issued a press release announcing results for our third quarter of 2016. To access a copy of the press release and other investor information, please visit our website. Following our prepared comments today, we will open the call for questions.

Please note that statements made during this conference call that relate to future plans, events or performance, including the guidance for full year 2016, are forward-looking statements. We have tried to identify these statements by using words such as believes, anticipates, plans, expects, projects and similar words, and these statements involve risks and uncertainties and are based on our current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to today’s press release and the company’s filings with the U.S. Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Please note that certain financial measures that may be discussed in this call are expressed on a non-GAAP basis and have been adjusted from the related GAAP financial measure. We have provided an explanation and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures in the earnings press release that can be found on the Investor Relations section of our website at ir.vasco.com.

In addition, please note that the date of this conference call is October 27, 2016, and any forward-looking statements and related assumptions are made as of this date, except as expressly required by the federal securities laws, we undertake no obligation to update these statements as a result of new information or future events or for any other reason.

At this time, I will turn the call over to Ken.

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

Thank you, John, and thanks to all of the analysts and VASCO investors joining us on the call today.

First, I would like to clearly state that our third quarter performance was not up to our expectations. But before I address the third quarter, I would like to take a moment to review some of VASCO’s positive accomplishments.

We have a strong business that has delivered positive results for more than a decade. We entered 2016 with a compounded annual growth rate of 21% over the past 11 years. We have been successful with new initiatives, including our DIGIPASS for Apps mobile security solution, CRONTO and our eSignLive e-signature solution, all of which are contributing to a smoother revenue curve, higher gross margins and improved business prospects. The growth of our software business has been propelled by our revenue for non-hardware solutions to more than 45% of total revenue for the third quarter of 2016.

In addition, over the past year, we have strengthened VASCO’s management team with key additions in the areas of strategic planning, sales management, legal and finance. An example of this is Scott Clements, VASCO’s new Executive Vice President and Chief Strategy Officer, who joined us in December of last year. Scott was previously the President of Tyco’s billion dollar retail solutions business and the company’s Chief Technology Officer. Scott will have more to share about our corporate strategy in future calls. We expect that all of the previously mentioned strengths will contribute to our ability to return to a path of positive growth in revenue and income in the future.

Now I will address our third quarter performance. As we previously announced, we underperformed to our Q3 expectations, and we have lowered our annual guidance. In the time since the preliminary announcement of October 18, we have had time to review our results.

In summary, here are the factors that contributed to our shortfall. First is the familiar and unavoidable lumpiness of our project-based hardware business. Those of you who know VASCO have seen the variability of our business. This is why we are excited to see significant growth in our software business, which we believe, over time, will make our business more stable and predictable.

Second, the challenging macroeconomic environment is causing short-term pain for banks, while at the same time, they’re making internal adjustments to embrace their own digital transformation. This has resulted in, what we believe are short-term delays in placing orders.

Third, although growth has been strong for DIGIPASS for Apps, we are behind our own internal targets. For these reasons, we are continuing to review our operations to better understand how our business can be further optimized and aligned in the best possible manner for increased efficiency, improved agility and success in the coming years.

Investors have shared their concern about the long-term stability of our hardware business. We believe that demand will remain strong, yet, uneven for the future and these are some of the reasons why. Industry analyst firm, TechNavio, has forecast that the overall market for hardware authentication will continue to grow through the year 2020, although at a rate that slows. The regulations that hardware authentication satisfies are not expected to be reversed anytime soon and consumer acceptance of hardware solutions in the many regions where they are not, is used — is expected to decline. We expect that the lumpy nature of hardware tokens will continue and this is why we are moving as quickly as possible to build our software business. This is best demonstrated by our acquisition of eSignLive and the near triple digit growth we are driving in DIGIPASS for Apps.

On top of attractive margins for software, we see a continuing shift among hardware devices to products with more functionality and higher margins. Our average gross margin for hardware authenticators in Q3 2016 was 59% compared to 52% in the same period last year.

I do have additional positive news to report. Overall gross margins increased, rising to 74% compared to 60% for the third quarter of last year. eSignLive is performing well and within the range of our initial expectations. We already have five important wins for the FedRAMP cloud service that we announced at the end of the first quarter. And Forrester Research has released a new report where they identify eSignLive as one of the top three e-signature solutions providers. DIGIPASS for Apps also gained multiple significant wins during the third quarter, including a top five bank in the U.S. for their retail mobile banking customers. We also secured wins at the largest bank in Israel, the largest bank in Norway, one of the largest banks in Poland, one of the three biggest banks in Japan, among many significant wins.

Our cash and cash equivalents increased with our positive results. We will use our cash balance in part for additional M&A in support of our business strategy. Our focus remains on acquisition targets that will allow us to further grow our software business in a manner that is complementary to our current strengths. We believe this will help us derive additional value from our existing customers and markets, and also allow us to address new ones as well. We will also continue to invest in our future, so that we can develop the solutions that our customers need to solve their complex and urgent business challenges. We are pleased with the results of our recent acquisitions and will strive to match that success in the future.

In summary, we remain confident in our future for these reasons. Digital transformation is everywhere and the number of online and mobile banking customers continues to grow as do all types of digital transactions. This is what we enable and protect. We are making positive progress with our key initiatives including DIGIPASS for Apps, eSignLive, CRONTO and our Healthcare initiatives. We have a highly loyal customer base developed over the last 20 years, and we are also gaining traction with new customers and new markets. And we remain in a very strong cash position with zero debt.

We believe that our strategy of bringing trust to the digital world addresses the critical business problems of stopping fraud and enabling frictionless transactions and that is the right solution at the right time. We have an agile, highly motivated and talented team around the globe dedicated to winning, and we see a bright future ahead for VASCO.

At this time, I would like to introduce Mark Hoyt, Chief Financial Officer. Mark?

Mark Hoyt - VASCO Data Security International Inc - CFO

Thanks, Ken. As noted earlier, revenue for the third quarter of 2016 was $43.6 million, a decrease of 27% from the third quarter of 2015. Revenue for the first nine months was $144.7 million, a decrease of 24% for the comparable period in 2015. The mix of revenue in the third quarter led to an increase in the gross margin or gross profit as a percentage of revenue, up to 74% from 60% during the third quarter of 2015.

We continue to generate the bulk of our revenue outside of the U.S. Comparing the first nine months of 2016 to the same period in 2015, you will note an increase in the share of our revenue from Asia and a corresponding decrease in EMEA in these year-over-year figures. This is a result of the large contracts we’ve seen with Japan — in Japan in 2016.

For the first nine months of 2016, 50% of our revenue came from EMEA; 31% from Asia Pacific; 12% from North America; and 7% from other countries. For the first nine months of 2015, 70% of our revenue came from EMEA, 18% from Asia Pacific, 4% from North America and 8% from other countries.

Even though a majority of VASCO’s revenue was generated outside of the U.S. in the third quarter of 2016, approximately 64% of our revenue was denominated in US dollars; 31% was in euros; and 5% was in other currencies.

The impact of foreign exchange rates on VASCO’s revenue and operating expenses in the first nine months and the third quarter of 2016 was less than 7/10 of a percent.

The mix of our revenue in the third quarter of 2016 compared to the third quarter of 2015 continues to be heavily weighted towards the banking market. Revenue for the banking market was 69% and 76% of our total revenue in both the third quarter and the first nine months of 2016 compared to 88% for both comparable periods in 2015.

The company had strong non-hardware revenue in Q3 2016, particularly in the U.S. As a result, non-hardware revenue accounted for 46% of the total Q3 revenue compared to 21% in Q3 2015. For the first nine months of 2016, non-hardware revenue accounted for 38% compared to 20% for the same period in 2015.

Deferred revenue, as of September 30, 2016, totaled $30.5 million, an increase of $2.2 million or 8%, from $28.3 million at June 30, 2016, and an increase of $8.1 million or 36%, from $22.4 million at December 31, 2015. The increase is in part due to growing demand for our software solutions.

On a consolidated basis, our operating expenses for the third quarter of 2016 were $31.2 million, an increase of $8.4 million or 37%, from the third quarter of 2015. The increase in operating expenses is in line with internal expectations and is primarily related to the eSignLive acquisition and continued investment in R&D and sales and marketing.

Total headcount in VASCO was 615 as of September 30, 2016, compared to 545 as of December 31, 2015, and flat with the end of Q2. The split amongst our teams at the end of the third quarter of 2016 was 299 in sales and marketing, 233 in research and development and 83 employees in general and administrative. We believe the investment in our employee base, specifically in the areas of product development sales, will strengthen our competitive position.

Operating income for the third quarter of 2016 was $900,000, a decrease of $12.5 million or 93% from $13.5 million in the third quarter of 2015. Operating income as a percent of revenue, or operating margin, was 2% for the third quarter of 2016, down from 22% for the third quarter of 2015.

The company reported income tax expense of $800,000 for the third quarter of 2016 compared to $2.4 million for Q3 last year. We expect the full year effective tax rate, after discrete items, to be approximately 37% compared to 15% for 2015. The primary difference is due to eSignLive’s current year losses for which we cannot take a current year tax benefit, along with our reduced annual pretax income for 2016.

As of September 30, 2016, our net cash balance, including short-term investments in commercial paper, was $141.5 million, an increase of $5.8 million or 4%, from $135.8 million as of June 30, 2016.

Our earnings before interest, taxes, depreciation and amortization was $3.7 million for the third quarter of 2016, a decrease of $11.2 million or 75% from the third quarter of 2015. And as Ken already mentioned, the company has no debt outstanding during the quarter. Thank you for your attention.

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

Thank you, Mark. In closing, I’d like to comment on our updated guidance. We are reaffirming the revenue guidance that we gave during our October 18 conference call.

We expect revenue to be in the range of $185 million to $195 million. We also believe that operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, will be in the range of 7% to 9% compared to the 10% to 12% communicated at the start of the year.

In summary, while we were disappointed with our Q3 results, we are confident in VASCO’s business strategy and our ability to leverage our financial strength, technology, leadership and customer relationships to return to long-term growth.

This concludes our presentations today. We will now open the call for questions. As you may have noticed, we have kept today’s prepared comments brief to allow more time for questions. As a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow up. If you have additional questions, please get back into the queue. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) The first question comes from the line of Joe Maxa with Dougherty & Company. Please go ahead.

Joe Maxa - Dougherty & Company - Analyst

So do you have any updated thoughts or color on how long you think this current environment may last and when you may see more normal order patterns come back from the European banking customers?

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

Well, Joe, again, as I think I said in the last conference call, I read the newspaper just like you do and others on the call. We don’t have any particular inside information that we get from the banks that they’re not going to disclose any confidential information or confidential plans. So it’s not something that we can pinpoint.

We don’t expect it to go on too long just because that’s the nature of the banking business. They have trouble, they address it. Sometimes they lay off people, sometimes they reorganize and then they start again. And so we are hopeful and optimistic that it’s not going to be multiple quarters.

Joe Maxa - Dougherty & Company - Analyst

Okay. My second question is on that DIGIPASS for Apps. It sounds like a number of banks you mentioned, which looks good. With the top five U.S. banks, you mentioned it is to roll out to the retail customers on their mobile? Is it going to all of their customers? It sounded like it was an initial order and I thought you said it was just for RASP. So that’s part one. Part two of that question is, is it beyond RASP or is there — are you expecting them to add additional technologies from your DIGIPASS for Apps suite?

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

Well, this is a big bank. This is an initial order and it’s very typical of how we get big deals going. And, in fact, I’m not sure if it’s RASP and not DIGIPASS for Apps. It might be that it’s kind of how we’re selling this is, first to sell quickly and an initial order or initial test with RASP and then follow that up with DIGIPASS for Apps.

Joe Maxa - Dougherty & Company - Analyst

Okay. So when they do an initial order, is it just for a handful of people? Or how should we think about that?

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

Well, normally there’s the various steps of getting a deal, I’m not going to go through all of that. But once they’ve chosen one or two vendors, they do a proof of concept. Sometimes that’s just with internal people. The initial order typically is going to be hundreds of thousands, if not, 1 million or 2 million or 3 million. And then with the big bank, of course, that can be tens of millions over a year or two.

Joe Maxa - Dougherty & Company - Analyst

I’m sorry to keep on this. But how does that work practically, if it’s rolling out to mobile devices? They just roll it out to a certain region of the country? Or certain city? How do they not roll out to everybody if it’s available?

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

Well, there’s something called a help desk and anytime, new users get new stuff, there are typically some questions. And so they are fairly cautious when they roll it out. They see how it goes. They see how many questions there are. And they want to make sure that the help desk doesn’t get overwhelmed. So it’s almost like sticking their toe in the water and then if it’s not too cold, they rev it up.

Operator

The next question comes from the line of Matthew Galinko with Sidoti.

Matthew Galinko - Sidoti & Company, LLC - Analyst

You touched on being behind your internal expectations on DIGIPASS for Apps. So I was wondering if you could go a little bit deeper into what might be the challenges. Is it just slower uptake from longer sales cycles? And should we just kind of expect longer sales cycles? Or are your expectations shifting towards longer sales cycles? Or do you think that there’s something you can do differently to accelerate that process?

Maybe second part of that question is, you touched again on M&A. Do you see there being opportunities to accelerate the sales cycle for DIGIPASS for Apps by adding features or other tools to the package?

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

Well, first of all, I think I mentioned in the last call that the sales cycles for software are a little longer than we thought. And I don’t know exactly what that is. I think that many of our customers are very cautious about what they’re doing. And indeed, they do seem to do it by initial order, which is not necessarily small. They make sure that goes well. And then, they’ll typically roll it out geographically as is appropriate for their bank.

As far as M&A is concerned, well, yes, we’re always looking for companies that have products that we can put into our market quicker. You heard me talk before about make versus buy. And if we’re interested in a product for our markets, primarily banking, of course, we do just that. We look around to see if there’s already a company — a small company that has built a product that we know that we can sell into our market. And if we can buy it reasonably, that gets us to market faster. So that’s basically how we look at prospective acquisitions.

Operator

(Operator Instructions) We now have a follow-up question from the line of Joe Maxa with Dougherty & Company. Please go ahead.

Joe Maxa - Dougherty & Company - Analyst

So if I think about the operating expense levels, are you comfortable with the level from Q3? Is that a fair number to think about as a base level going forward?

Mark Hoyt - VASCO Data Security International Inc - CFO

Joe, this is Mark. The amount of OpEx that we saw in Q3 was significantly less than Q2. That was not completely unexpected. I am anticipating that, that rate that we see in Q3, we’re expecting somewhere between what we see in Q3 and Q2 for Q4. So we’re expecting it to moderate, but not quite as low as Q3 because we do have some additional expenses we’re going to see in the last quarter of the year. But not at the level of Q2.

Joe Maxa - Dougherty & Company - Analyst

Right. And then if I — as I think about 2017, should I think of that being kind of a base rate, assuming — unless revenue grows and I’d expect the expenses to ramp back up to some extent?

Mark Hoyt - VASCO Data Security International Inc - CFO

Joe, we’re not going to quite comment on 2017, but we have indicated that we were investing towards the beginning of this year. That operating expense has tempered. And, like you said, Joe, unless we see a significant uptick in revenue, I wouldn’t expect a significant uptick in OpEx either.

Joe Maxa - Dougherty & Company - Analyst

And gross margins are — I mean, this is a — looks like a record margin for the company. Is this the new level given, I mean, obviously software is growing, hardware assuming you stick at smaller growth level?

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

Yes. Again, we try to be as consistent as possible. And we’ve talked about this almost every single conference call. And, indeed, as we add more and more software to the mix where the gross margins for software are 90%, 95% or more. Yes, indeed, our strategy, our plan is to drive our gross margin percentage higher. And it’s possible that it can go higher than where we are right now.

Joe Maxa - Dougherty & Company - Analyst

Right, of course. I wanted to get a sense on your pipeline on the hardware. You did talk about a shift to the more features and functionality. So can you give us a little more color on what you’re seeing today, primarily, CRONTO, I would imagine hardware versus maybe the one-button push tokens or the PIN pads?

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

Yes.

Joe Maxa - Dougherty & Company - Analyst

[Versus] card reader, just maybe how that’s changed and maybe if there’s even a percent shift, if you would?

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

Yes. Well, you know the business pretty well. You’ve been following us for a while. And at the one-button tokens were inexpensive. They were easy to distribute. And so — but when the hackers started hacking, we started selling the 270, which is the little calculator looking device that has a keypad on it, where you can create a signature based upon the details of the transaction. So that was very, very popular for a number of years. And so the CRONTO device is, indeed, helping to drive the gross margins and, to some degree, the revenue, offsetting the lower number of units. So you’re right on, you’re spot on.

Joe Maxa - Dougherty & Company - Analyst

Well, I’m getting that, Ken. So is CRONTO is that like 50% of the pipeline? I’m just ballpark looking — ballpark estimate.

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

I don’t think we want to comment on that to be honest with you.

Mark Hoyt - VASCO Data Security International Inc - CFO

Yes. Because of the — as Ken mentioned earlier, the lumpiness of our orders can really sway that pipeline. I mean, you can get a large CRONTO order, you could get a large DIGIPASS order, so.

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

Yes.

Operator

We now have a follow-up question from the line of Matthew Galinko with Sidoti. Please go ahead.

Matthew Galinko - Sidoti & Company, LLC - Analyst

Just one more quick one. In terms of the pipeline for M&A, are you seeing — can you talk at all about whether that funnel is widening, if things are coming in quicker and just sort of what you think about as the level of cash that you want to maintain to operate the business versus how much you’re willing to deploy or can you give us a sense of how you think about that?

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

Well, first of all, there are quite a few properties on the market. There were a lot of investments by the venture funds with great enthusiasm. And you’ve heard the Unicorn story before. That’s very visible. And so a lot of these investors are looking to exit. And some of these properties can’t IPO because they’re just not attractive.

So we get to see quite a bit of opportunities. But we’re not going to do anything that puts the company at risk. And so we’re not going to do anything that we can’t finance, use our cash and/or other means for financing a transaction. So we haven’t changed. We’re still the same conservative, opportunistic company we’ve always been.

Operator

(Operator Instructions) There are no further questions at this time. I’ll now turn the call back to you. Please continue with your presentation [and/or] closing remarks.

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

Wait a minute, I thought somebody in the audience might ask me my opinion about who’s going to win the World Series?

Mark Hoyt - VASCO Data Security International Inc - CFO

Hey, Ken, who is going to win the World Series this year?

Ken Hunt - VASCO Data Security International Inc - Chairman, Founder, CEO

It’s going to be the Cubs, Mark.

Well, with that, thanks, again, for attending the conference. Thanks for your good questions. And particularly for the VASCO staff and people around the world, thanks for your hard work, tenacity, loyalty and go-do-it spirit. Goodnight, everybody.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.